Exhibit 99.1

Tectonic Financial Appoints David Clifford as President;
Michelle Baird as Chief Financial Officer

Dallas, TX – May 14, 2025 – Tectonic Financial, Inc. (“Tectonic Financial” or the “Company”) (NASDAQ: TECTP), a diversified banking and financial services holding company, today announced the appointment of David J. Clifford as its President and Michelle K. Baird as its Chief Financial Officer, effective May 12, 2025.

Mr. Clifford, who has served as Chief Operating Officer of the Company since December 2023, also assumes the role of President. Mr. Clifford joined the Company in 2018 as Chief Strategy Officer and has been instrumental in developing the firm’s product and technology platform and enhancing client experience.

“I’m honored to step into the President role and will continue driving our strategy of steady growth, innovation and outstanding service,” Mr. Clifford said.

Ms. Baird succeeds Ken Bramlage as Chief Financial Officer of the Company. She has served as Executive Vice President since the Company’s inception and has led the Company’s accounting and tax regulatory compliance programs.

“Sound capital management and clear reporting give every team at Tectonic Financial the confidence to move quickly,” Ms. Baird said. “I will maintain the financial discipline and transparency that support our continued growth.”

Mr. Bramlage will continue as Chief Financial Officer of T Bank, N.A. (“T Bank”), Tectonic Financial’s largest operating subsidiary, which is approaching $1 billion in assets. His ongoing focus will support T Bank’s growth and operations.

A. Haag Sherman, Co-Founder and Chief Executive Officer of Tectonic Financial, said, “David and Michelle have been pivotal in our evolution. Their leadership and expertise will be invaluable as we continue to innovate and grow. I also extend my gratitude to Ken, who has been—and will continue to be—essential to T Bank’s success.”

About Tectonic Financial

Tectonic Financial, Inc. is a financial holding company offering commercial banking, trust, retirement, retirement plan administration, insurance, defined contribution and defined benefit plan design, participant directed plan recordkeeping and third party administration, securities brokerage, wealth management and factoring through its subsidiaries T Bank, N.A., Tectonic Advisors, LLC, Sanders Morris LLC, HWG Insurance Agency LLC, The Nolan Company, a division of T Bank, N.A., and Integra Funding Solutions, a division of T Bank, N.A. As of March 31, 2025, Tectonic has nearly $1 billion in banking assets at T Bank, N.A. and over $8 billion in client investment assets. Dedicated to delivering exceptional customer experiences, Tectonic Financial combines high-tech solutions with a personal touch, providing strong returns on equity and assets. The Company’s Series B non-cumulative perpetual preferred stock is publicly traded on Nasdaq Capital Market under the symbol “TECTP.”

For more information, visit tectonicfinancial.com.

Media Contact:

Susan Bailey

Corporate Communications

Tectonic Financial, Inc.

713.220.5115

End of Release